Exhibit 99.2

Sierra Pacific Resources

2003 Non-Employee Director Stock Plan

1.    Purpose of the Plan

The purpose of the 2003 Non-Employee Director Stock Plan is to provide ownership of the Company’s Stock to non-employee members of the Board of Directors in order to improve the Company’s ability to attract and retain highly-qualified individuals to serve as Directors of the Company; to provide competitive compensation for Board service and to strengthen the commonality of interest between Directors and shareholders.

2.    Definitions

When used herein, the following terms shall have the respective meanings set forth below:

(a)    “Annual Retainer” means the annual retainer payable to all Non-Employee Directors (exclusive of any per meeting fees or expenses reimbursements).

(b)    “Annual Meeting of Stockholders” means the annual meeting of Stockholders of the Company or any Participating Company at which Directors of the Company or the Participating Company, as the case may be, are elected.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Committee” means a committee whose members meet the requirements of Section 4(a) hereof, appointed from time to time by the Board to administer the Plan.

(e)    “Common Stock” means the common stock, $1.00 par value, of the Company.

(f)    “Company” means Sierra Pacific Resources, a Nevada corporation, and any successor corporation.

(g)    “Employees” means any officer or employee of the Company or of any Subsidiary (whether or not such Subsidiary participates in the Plan).

(h)    “Non-Employee Director” or “Participant” means any person who is elected or appointed to the Board of Directors of any Participating Company and who is not an Employee.

(i)    “Participating Company” means the Company and any Subsidiary of the Company whose participation in the Plan has been approved by both the Company’s and such subsidiary’s board of Directors.

(j)    “Plan” means the Company’s 2003 Non-Employee Director Stock Plan as set forth herein, as it may be amended from time to time.

(k)    “Plan Year” means the period commencing on the effective date of the Plan and ending the next following December 31 and thereafter the calendar year.

(l)    “Stock Payment” means the fixed portion of the Annual Retainer to be paid to Non-Employee Directors in shares of Common Stock rather than cash for services rendered as a Director of a Participating Company as provided in Section 6 hereof including that portion of the Stock Payment resulting from the election specified in Section 7 hereof.

(m)    “Subsidiary” means any corporation that is a “subsidiary corporation” of the Company, as that term is defined in Section 424(f) of the Internal Revenue Code of 1986.

3.    Shares of Common Stock Subject to the Plan

Subject to adjustment as provided in Section 10 below, the maximum aggregate number of shares of Common Stock that may be issued under the Plan is 700,000 shares. The Common Stock to be issued under the Plan will be made available (a) from authorized but unissued shares of Common Stock, and the Company shall set aside and reserve for issuance under the Plan said number of shares, or (b) through purchases made on the open market.

4.    Administration of the Plan

(a)    The Plan will be administered by the Committee, which will consist of three or more persons who are not eligible to participate in the Plan. Members of the Committee need not be members of the Board. The Company shall pay all costs of administration of the Plan.

(b)    Subject to the express provisions of the Plan, the Committee has and may exercise such powers and authority of the Board as may be necessary or appropriate for the Committee to carry out its functions under the Plan. Without limiting the generality of the foregoing, the Committee shall have full power and authority (i) to determine all questions of fact that may arise under the Plan, (ii) to interpret the Plan and to make all other determinations necessary or advisable for the administration of the Plan, and (iii) to prescribe, amend, and rescind rules and regulations relating to the Plan, including, without limitation, any rules which the Committee determines are necessary or appropriate to ensure that the Company, each Participating Company and the Plan will be able to comply with all applicable provisions of any federal, state or local law, including securities laws. All interpretations, determinations, and actions by the Committee will be final, conclusive, and binding upon all parties. Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote at a meeting of the Committee (at which members may participate by telephone) or by the unanimous written consent of its members.

(c)    Neither the Company, nor any other Participating Company, nor any representatives, employees or agents of any Participating Company, nor any member of the Board or the Committee will be liable for any damages resulting from any action or determination made by the Board or the Committee with respect to the Plan or any transaction arising under the Plan or any omission in connection with the Plan in the absence of willful misconduct or gross negligence.

5.    Participation in the Plan

(a)    All Non-Employee Directors shall participate in the Plan, subject to the conditions and limitations of the Plan, so long as they remain eligible to participate in the Plan.

(b)    No Non-Employee Director shall be eligible for a Stock Payment if, at the time said Stock Payment would otherwise be made, such Non-Employee Director owns (or is deemed to own) directly or indirectly, shares of Common Stock representing more than five percent of the total combined voting power of all classes of stock of the Company. The compensation, if any, of such Directors shall be determined by the Board.

6.    Determination of Annual Retainers and Stock Payments

(a)    The Board shall determine the Annual Retainer for all Non-Employee Directors of the Company and all Participating Companies.

(b)    Each Director of one or more Participating Companies who is a Non-Employee Director immediately following the date of the Annual Meeting of Stockholders of one or more Participating Companies shall receive a Stock Payment as a portion of the Annual Retainer payable to such Director as provided in the Plan for serving in such capacities. The number of shares to be issued to each Participant as a Stock Payment shall be determined by dividing the applicable Market Price into the amount of the Annual Retainer payable to such Participant in excess of $10,000; provided, however, that no fractional shares shall be issued (cash shall be paid in lieu thereof). The “Market Price” of Common Stock issued by the Company under the Plan shall be the average daily high and low sale prices of the Common Stock on the composite tape for stocks listed on the New York Stock Exchange for all trading days during the calendar month preceding the date of the applicable Annual Meeting of Stockholders of the Company. Such Market Price shall be used to determine the number of shares of Common Stock to be issued to Non-Employee Directors of all Participating Companies for the current year. Certificates evidencing the shares of Common Stock constituting Stock Payments shall be registered in the respective names of the Participants and shall be issued, together with a cash payment for any fractional share, to each Participant as soon as practicable following the respective Annual Meeting of Stockholders. The cash portion of the Annual Retainer shall be paid to Non-Employee Directors at such times and in such manner as may be determined by the Board.

(c)    No Non-Employee Director shall be required to forfeit or otherwise return to the Company any shares of Common Stock issued to him or her as a Stock Payment pursuant to the Plan (including any shares of Common Stock received as a result of an election under Section 7) notwithstanding any change in status of such Non-Employee Director which renders him or her ineligible to continue as a Participant in the Plan. Any person who is a Non-Employee Director immediately following the date of the respective Participating Company’s Annual Meeting of Stockholders shall be entitled to receive a Stock Payment as a portion of the applicable Annual Retainer notwithstanding any change in status of such Non-Employee Director which renders such Director ineligible to continue participation in the Plan prior to delivery of certificates evidencing shares of Common Stock.

7.    Election to Increase Amount of Stock Payment

In lieu of receiving the cash portion of his or her Annual Retainer, a Participant may make a written election to reduce such Annual Retainer by a specified dollar amount and have such amount applied to purchase additional shares of Common Stock of the Company. The election shall be made on a form provided by the Committee and must be returned to Committee prior to the earlier of (i) six months prior to the Annual Meeting of Stockholders of the Company or the Participating Company, as the case may be, or (ii) the first day of the Plan Year to which the election relates. The election form shall state the amount by which the Participant desires to reduce the cash portion of his or her Annual Retainer, which amount shall be applied toward the purchase of Common Stock on the same date that the Stock Payment is determined; provided, however, that no fractional shares may be purchased. As such, any funds withheld but not able to be applied to the purchase of whole shares shall be paid to the Participant in cash. No Participant shall be allowed to change or revoke any election for the relevant year, but may change his or her election for any subsequent Plan Year.

8.    Election to Defer Receipt of Stock Payment

(a)   In lieu of receiving the Stock Payment following the date of the Annual Meeting of Stockholders, a Participant may make a written election to defer such receipt either (i) until he ceases to be a Non-Employee Director of the Company or any Subsidiary, or (ii) until such other date as shall be specified on the election form which date (A) must be in compliance with the distribution requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and (B) must be approved by the Committee.”  The election shall be made on a form provided by the Committee and must be returned to the Committee prior to the earlier of (i) six months prior to the Annual Meeting or Stockholders of the Company or the Participating Company, as the case may be, or (ii) the first day of the Plan Year to which the election relates. No Participant shall be allowed to change or revoke any election for the relevant year, but may change his or her election for any subsequent Plan Year.

(b)    A Participant who has elected to defer the receipt of the Stock Payment shall be an unsecured creditor of the Company with respect to the amount of the deferral and not a shareholder of the Company with respect to the shares of Common Stock which have been deferred. However, the Company shall pay to such Participant as additional compensation and not as a dividend the amount of any cash dividends which would have been paid to such Participant had he or she then been the owner of the shares of Common Stock which have been deferred; such additional compensation shall be paid to the Participant at or about the same time as the corresponding dividends are paid to owners of Common Stock.

(c)    A Participant may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other limitations as the Committee from time to time may prescribe) to receive, in the event of the death of such Participant, undelivered shares of Common Stock. A Participant may from time to time revoke or change any such designation of beneficiary. Any designation or beneficiary under the Plan shall be controlling; provided, however, that if the Committee shall be in doubt as to the right of such beneficiary to receive any such shares, the same may be delivered to the legal representatives of the Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

9.    Stockholder Rights

Non-Employee Directors shall not be deemed for any purpose to be or have rights as Stockholders of the Company with respect to any shares of Common Stock except as and when such shares are issued and then only from the date of the certificate therefor. No adjustment shall be made for dividends or distributions or other rights for which the record date precedes the date of such stock certificate.

10.    Adjustment For Changes in Capitalization

If the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the property of the Company, reorganization or recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination of shares, rights offering, distribution of assets or other distribution with respect to such shares of Common Stock or other securities or other change in the corporate structure or shares of Common Stock, the maximum number of shares and/or the kind of shares that may be issued under the Plan may be appropriately adjusted by the Committee. Any determination by the Committee as to any such adjustment will be final, binding, and conclusive. The maximum number of shares issuable under the Plan as a result of any such adjustment shall be rounded down to the nearest whole share.

11.    Continuation of Director or Other Status

Nothing in the Plan or in any instrument executed pursuant to the Plan or any action taken pursuant to the Plan shall be construed as creating or constituting evidence of any agreement or understanding, express or implied, that the Company or any other Participating Company, as the case may be, will retain a Non-Employee Director as a Director or in any other capacity for any period of time or at a particular retainer or other rate of compensation, as conferring upon any Participant any legal or other right to continue as a Director or in any other capacity, or as limiting, interfering with or otherwise affecting the right of a Participating Company to terminate a Participant in his or her capacity as a Director or otherwise at any time for any reason, with or without cause, and without regard to the effect that such termination might have upon him or her as a Participant under the Plan.

12.    Compliance With Government Regulations

Neither the Plan nor the Company shall be obligated to issue or deliver any shares of Common Stock pursuant to the Plan at any time unless and until all applicable requirements imposed by any federal and state securities and other laws, rules, and regulations, by any regulatory agencies, or by any stock exchanges upon which the Common Stock may be listed have been fully met. As a condition precedent to any issuance or delivery of shares of Common Stock pursuant to the Plan, the Board or the Committee may require a Participant to take any such action and to make any such covenants, agreements and representations as the Board or the Committee, as the case may be, in its discretion deems necessary or advisable to ensure compliance with such requirements. The Company shall in no event be obligated to register the shares of Common Stock issued or issuable under the Plan pursuant to the Securities Act of 1933, as now or hereafter amended, or to qualify or register such shares under any securities laws of any state upon their issuance under the Plan or at any time thereafter, or to take any other action in order to cause the issuance and delivery of such shares under the Plan or any subsequent offer, sale or other transfer of such shares to comply with any such law, regulation or requirement. Participants shall be responsible for complying with all applicable federal and state securities and other laws, rules and regulations in connection with any offer, sale or other transfer of the shares of Common Stock issued under the Plan or any interest therein including, without limitation, compliance with the registration requirements of the Securities Act of 1933, as amended (unless an exemption therefrom is available), or with the provisions of Rule 144 promulgated thereunder, if available, or any successor provisions.

13.    Nontransferability of Rights

No Participant shall have the right to assign the right to receive any Stock Payment or any other right or interest under the Plan, contingent or otherwise, or to cause or permit any encumbrance, pledge or charge of any nature to be imposed on any such Stock Payment (prior to the issuance of stock certificates evidencing such Stock Payment) or any such right or interest.

14.    Amendment of Termination of Plan

(a)    The Board will have the power, in its discretion, to amend, suspend or terminate the Plan at any time. No such amendment will, without approval of the Stockholders of the Company:

(i)    Change the class of persons eligible to receive Stock Payments under the Plan or otherwise modify the requirements as to eligibility for participation in the Plan;

(ii)    Materially increase the benefits accruing to Participants under the Plan;

(iii)    Increase the number of shares of Common Stock which may be issued under the Plan (except for adjustments as provided in Section 10 hereof); or

(iv)    Change the Plan in any way which, under the applicable rules or requirements of any stock exchange upon which the Common Stock may be listed, would require the prior approval of the Company’s shareholders.

(b)    No amendment, suspension or termination of the Plan will, without the consent of the Participant, alter, terminate, impair, or adversely affect any right or obligations under any Stock Payment previously granted under the Plan to such Participant, unless such amendment, suspension or termination is required by applicable law. No amendment, suspension or termination of the Plan will result in accelerating the time when any deferred Stock Payment shall be paid to any Participant except to the extent acceleration is permitted in accordance with Section 409A.

(c)    Notwithstanding the foregoing, the Board may, without further action by the Stockholders of the Company, amend the Plan or modify Stock Payments under the Plan (i) in response to changes in securities or other laws, or rules, regulations or regulatory interpretations thereof, applicable to the Plan, or (ii) to comply with stock exchange rules or requirements.

(d)    Notwithstanding the foregoing, any provision of the Plan that either states the amount and price of securities to be issued under the Plan and specifies the price and timing of such issuances, or set forth a formula that determines the amount, price and timing of such issuances, shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

15.    Governing Law

The laws of the State of Nevada shall govern and control the interpretation and application of the terms of the Plan. The Plan is intended to comply with applicable requirements of Section 409A, and all provisions hereof shall be construed, administered and enforced so that both the terms of the Plan and the operation of the Plan shall at all times be in compliance with Section 409A.

16.    Effective Date; Duration of the Plan; Successors

This Plan will become effective upon (a) adoption by the Board, and (b) approval by the affirmative votes of the holders of the majority of the stock of the Company present, or represented, and entitled to vote at a duly held meeting of the Stockholders of the Company. Unless previously terminated by the Board, the Plan will terminate on December 31, 2012. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of an acquisition, merger or consolidation or of a direct or indirect purchase of all or substantially all of the business and/or assets of the Company.